                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                  Polycom, Inc.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)

                                  Common Stock
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                    73172K104
--------------------------------------------------------------------------------
                                   (CUSIP NO.)

                                December 31, 1998
--------------------------------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]    Rule 13d-1 (b)
[ ]    Rule 13d-1 (c)
[ ]    Rule 13d-1 (d)

-------------------                                           ------------------
CUSIP NO. 73172K104                  13G/A                    PAGE 2 OF 16 PAGES
-------------------                                           ------------------

-------------------------------------------------------------------------------
   1.     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Brentwood Associates V, L.P.
-------------------------------------------------------------------------------
   2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [ ]
                                                                        (b)  [ ]
-------------------------------------------------------------------------------
   3.     SEC USE ONLY
-------------------------------------------------------------------------------
   4.     CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------------------------------------------
                        5.     SOLE VOTING POWER
  NUMBER OF                    N/A-SEE ITEM 4
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6.     SHARED VOTING POWER
  OWNED BY                     N/A-SEE ITEM 4
    EACH               --------------------------------------------------------
  REPORTING             7.     SOLE DISPOSITIVE POWER
 PERSON WITH                   N/A-SEE ITEM 4
                       --------------------------------------------------------
                        8.     SHARED DISPOSITIVE POWER
                               N/A-SEE ITEM 4
-------------------------------------------------------------------------------
   9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          N/A-SEE ITEM 4
-------------------------------------------------------------------------------
  10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES(1)                                                          [ ]
-------------------------------------------------------------------------------
  11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          N/A-SEE ITEM 4
-------------------------------------------------------------------------------
  12.     TYPE OF REPORTING PERSON*

          PN
-------------------------------------------------------------------------------


(1)  SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP NO. 73172K104                  13G/A                    PAGE 3 OF 16 PAGES
-------------------                                           ------------------

-------------------------------------------------------------------------------
   1.     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Brentwood V Ventures, L.P.
-------------------------------------------------------------------------------
   2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [ ]
                                                                        (b)  [ ]
-------------------------------------------------------------------------------
   3.     SEC USE ONLY
-------------------------------------------------------------------------------
   4.     CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------------------------------------------
                        5.     SOLE VOTING POWER
  NUMBER OF                    N/A-SEE ITEM 4
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6.     SHARED VOTING POWER
  OWNED BY                     N/A-SEE ITEM 4
    EACH               --------------------------------------------------------
  REPORTING             7.     SOLE DISPOSITIVE POWER
 PERSON WITH                   N/A-SEE ITEM 4
                       --------------------------------------------------------
                        8.     SHARED DISPOSITIVE POWER
                               N/A-SEE ITEM 4
-------------------------------------------------------------------------------
   9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          N/A-SEE ITEM 4
-------------------------------------------------------------------------------
  10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES(2)                                                          [ ]
-------------------------------------------------------------------------------
  11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          N/A-SEE ITEM 4
-------------------------------------------------------------------------------
  12.     TYPE OF REPORTING PERSON*

          PN
-------------------------------------------------------------------------------


(2)  SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP NO. 73172K104                  13G/A                    PAGE 4 OF 16 PAGES
-------------------                                           ------------------

-------------------------------------------------------------------------------
   1.     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Brentwood Associates VII, L.P.
-------------------------------------------------------------------------------
   2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [ ]
                                                                        (b)  [ ]
-------------------------------------------------------------------------------
   3.     SEC USE ONLY
-------------------------------------------------------------------------------
   4.     CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------------------------------------------
                        5.     SOLE VOTING POWER
  NUMBER OF                    N/A-SEE ITEM 4
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6.     SHARED VOTING POWER
  OWNED BY                     N/A-SEE ITEM 4
    EACH               --------------------------------------------------------
  REPORTING             7.     SOLE DISPOSITIVE POWER
 PERSON WITH                   N/A-SEE ITEM 4
                       --------------------------------------------------------
                        8.     SHARED DISPOSITIVE POWER
                               N/A-SEE ITEM 4
-------------------------------------------------------------------------------
   9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          N/A-SEE ITEM 4
-------------------------------------------------------------------------------
  10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES(3)                                                          [ ]
-------------------------------------------------------------------------------
  11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          N/A-SEE ITEM 4
-------------------------------------------------------------------------------
  12.     TYPE OF REPORTING PERSON*

          PN
-------------------------------------------------------------------------------


(3)  SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP NO. 73172K104                  13G/A                    PAGE 5 OF 16 PAGES
-------------------                                           ------------------

-------------------------------------------------------------------------------
   1.     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Brentwood VII Ventures, L.P.
-------------------------------------------------------------------------------
   2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [ ]
                                                                        (b)  [ ]
-------------------------------------------------------------------------------
   3.     SEC USE ONLY
-------------------------------------------------------------------------------
   4.     CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------------------------------------------
                        5.     SOLE VOTING POWER
  NUMBER OF                    N/A-SEE ITEM 4
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6.     SHARED VOTING POWER
  OWNED BY                     N/A-SEE ITEM 4
    EACH               --------------------------------------------------------
  REPORTING             7.     SOLE DISPOSITIVE POWER
 PERSON WITH                   N/A-SEE ITEM 4
                       --------------------------------------------------------
                        8.     SHARED DISPOSITIVE POWER
                               N/A-SEE ITEM 4
-------------------------------------------------------------------------------
   9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          N/A-SEE ITEM 4
-------------------------------------------------------------------------------
  10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES(4)                                                          [ ]
-------------------------------------------------------------------------------
  11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          N/A-SEE ITEM 4
-------------------------------------------------------------------------------
  12.     TYPE OF REPORTING PERSON*

          PN
-------------------------------------------------------------------------------


(4)  SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP NO. 73172K104                  13G/A                    PAGE 6 OF 16 PAGES
-------------------                                           ------------------

-------------------------------------------------------------------------------
   1.     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Jeffrey D. Brody
-------------------------------------------------------------------------------
   2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [ ]
                                                                        (b)  [ ]
-------------------------------------------------------------------------------
   3.     SEC USE ONLY
-------------------------------------------------------------------------------
   4.     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
-------------------------------------------------------------------------------
                        5.     SOLE VOTING POWER
  NUMBER OF                    N/A-SEE ITEM 4
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6.     SHARED VOTING POWER
  OWNED BY                     N/A-SEE ITEM 4
    EACH               --------------------------------------------------------
  REPORTING             7.     SOLE DISPOSITIVE POWER
 PERSON WITH                   N/A-SEE ITEM 4
                       --------------------------------------------------------
                        8.     SHARED DISPOSITIVE POWER
                               N/A-SEE ITEM 4
-------------------------------------------------------------------------------
   9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          N/A-SEE ITEM 4
-------------------------------------------------------------------------------
  10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES(5)                                                          [ ]
-------------------------------------------------------------------------------
  11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          N/A-SEE ITEM 4
-------------------------------------------------------------------------------
  12.     TYPE OF REPORTING PERSON*

          IN
-------------------------------------------------------------------------------


(5)  SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP NO. 73172K104                  13G/A                    PAGE 7 OF 16 PAGES
-------------------                                           ------------------

-------------------------------------------------------------------------------
   1.     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          David W. Chonette
-------------------------------------------------------------------------------
   2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [ ]
                                                                        (b)  [ ]
-------------------------------------------------------------------------------
   3.     SEC USE ONLY
-------------------------------------------------------------------------------
   4.     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
-------------------------------------------------------------------------------
                        5.     SOLE VOTING POWER
  NUMBER OF                    N/A-SEE ITEM 4
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6.     SHARED VOTING POWER
  OWNED BY                     N/A-SEE ITEM 4
    EACH               --------------------------------------------------------
  REPORTING             7.     SOLE DISPOSITIVE POWER
 PERSON WITH                   N/A-SEE ITEM 4
                       --------------------------------------------------------
                        8.     SHARED DISPOSITIVE POWER
                               N/A-SEE ITEM 4
-------------------------------------------------------------------------------
   9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          N/A-SEE ITEM 4
-------------------------------------------------------------------------------
  10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES(6)                                                          [ ]
-------------------------------------------------------------------------------
  11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          N/A-SEE ITEM 4
-------------------------------------------------------------------------------
  12.     TYPE OF REPORTING PERSON*

          IN
-------------------------------------------------------------------------------


(6)  SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP NO. 73172K104                  13G/A                    PAGE 8 OF 16 PAGES
-------------------                                           ------------------

-------------------------------------------------------------------------------
   1.     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Roger C. Davisson
-------------------------------------------------------------------------------
   2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [ ]
                                                                        (b)  [ ]
-------------------------------------------------------------------------------
   3.     SEC USE ONLY
-------------------------------------------------------------------------------
   4.     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
-------------------------------------------------------------------------------
                        5.     SOLE VOTING POWER
  NUMBER OF                    N/A-SEE ITEM 4
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6.     SHARED VOTING POWER
  OWNED BY                     N/A-SEE ITEM 4
    EACH               --------------------------------------------------------
  REPORTING             7.     SOLE DISPOSITIVE POWER
 PERSON WITH                   N/A-SEE ITEM 4
                       --------------------------------------------------------
                        8.     SHARED DISPOSITIVE POWER
                               N/A-SEE ITEM 4
-------------------------------------------------------------------------------
   9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          N/A-SEE ITEM 4
-------------------------------------------------------------------------------
  10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES(7)                                                          [ ]
-------------------------------------------------------------------------------
  11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          N/A-SEE ITEM 4
-------------------------------------------------------------------------------
  12.     TYPE OF REPORTING PERSON*

          IN
-------------------------------------------------------------------------------


(7)  SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP NO. 73172K104                  13G/A                    PAGE 9 OF 16 PAGES
-------------------                                           ------------------

-------------------------------------------------------------------------------
   1.     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Ross A. Jaffe
-------------------------------------------------------------------------------
   2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [ ]
                                                                        (b)  [ ]
-------------------------------------------------------------------------------
   3.     SEC USE ONLY
-------------------------------------------------------------------------------
   4.     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
-------------------------------------------------------------------------------
                        5.     SOLE VOTING POWER
  NUMBER OF                    N/A-SEE ITEM 4
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6.     SHARED VOTING POWER
  OWNED BY                     N/A-SEE ITEM 4
    EACH               --------------------------------------------------------
  REPORTING             7.     SOLE DISPOSITIVE POWER
 PERSON WITH                   N/A-SEE ITEM 4
                       --------------------------------------------------------
                        8.     SHARED DISPOSITIVE POWER
                               N/A-SEE ITEM 4
-------------------------------------------------------------------------------
   9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          N/A-SEE ITEM 4
-------------------------------------------------------------------------------
  10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES(8)                                                          [ ]
-------------------------------------------------------------------------------
  11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          N/A-SEE ITEM 4
-------------------------------------------------------------------------------
  12.     TYPE OF REPORTING PERSON*

          IN
-------------------------------------------------------------------------------


(8)  SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                          ------------------
CUSIP NO. 73172K104                  13G/A                   PAGE 10 OF 16 PAGES
-------------------                                          ------------------

-------------------------------------------------------------------------------
   1.     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          G. Bradford Jones
-------------------------------------------------------------------------------
   2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [ ]
                                                                        (b)  [ ]
-------------------------------------------------------------------------------
   3.     SEC USE ONLY
-------------------------------------------------------------------------------
   4.     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
-------------------------------------------------------------------------------
                        5.     SOLE VOTING POWER
  NUMBER OF                    N/A-SEE ITEM 4
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6.     SHARED VOTING POWER
  OWNED BY                     N/A-SEE ITEM 4
    EACH               --------------------------------------------------------
  REPORTING             7.     SOLE DISPOSITIVE POWER
 PERSON WITH                   N/A-SEE ITEM 4
                       --------------------------------------------------------
                        8.     SHARED DISPOSITIVE POWER
                               N/A-SEE ITEM 4
-------------------------------------------------------------------------------
   9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          N/A-SEE ITEM 4
-------------------------------------------------------------------------------
  10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES(9)                                                          [ ]
-------------------------------------------------------------------------------
  11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          N/A-SEE ITEM 4
-------------------------------------------------------------------------------
  12.     TYPE OF REPORTING PERSON*

          IN
-------------------------------------------------------------------------------


(9)  SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                          ------------------
CUSIP NO. 73172K104                  13G/A                   PAGE 11 OF 16 PAGES
-------------------                                          ------------------

-------------------------------------------------------------------------------
   1.     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          John L. Walecka
-------------------------------------------------------------------------------
   2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [ ]
                                                                        (b)  [ ]
-------------------------------------------------------------------------------
   3.     SEC USE ONLY
-------------------------------------------------------------------------------
   4.     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
-------------------------------------------------------------------------------
                        5.     SOLE VOTING POWER
  NUMBER OF                    N/A-SEE ITEM 4
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6.     SHARED VOTING POWER
  OWNED BY                     N/A-SEE ITEM 4
    EACH               --------------------------------------------------------
  REPORTING             7.     SOLE DISPOSITIVE POWER
 PERSON WITH                   N/A-SEE ITEM 4
                       --------------------------------------------------------
                        8.     SHARED DISPOSITIVE POWER
                               N/A-SEE ITEM 4
-------------------------------------------------------------------------------
   9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          N/A-SEE ITEM 4
-------------------------------------------------------------------------------
  10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES(10)                                                        [ ]
-------------------------------------------------------------------------------
  11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          N/A-SEE ITEM 4
-------------------------------------------------------------------------------
  12.     TYPE OF REPORTING PERSON*

          IN
-------------------------------------------------------------------------------


(10)  SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a) NAME OF ISSUER:

          Polycom, Inc.

ITEM 1(b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

          2584 Junction Avenue, San Jose, CA  95134

ITEM 2(a) NAME OF PERSON FILING:

          Brentwood Associates V, L.P.
          Brentwood V Ventures, L.P.
          Brentwood Associates VII, L.P.
          Brentwood VII Ventures, L.P.
          Jeffrey D. Brody
          David W. Chonette
          Roger C. Davisson
          Ross A. Jaffe
          G. Bradford Jones
          John L. Walecka

ITEM 2(b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

          11150 Santa Monica Blvd., Suite 1200, Los Angeles, CA  90025

ITEM 2(c) CITIZENSHIP:

          Please see Row 4 of cover pages.

ITEM 2(d) TITLE OF CLASS OF SECURITIES:

          Common Stock

ITEM 2(e) CUSIP NUMBER:

          73172K104

ITEM 3   IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR
         (c), CHECK WHETHER THE PERSON FILING IS A:

         (a) [  ] Broker or dealer registered under Section 15 of the Act.

         (b) [  ] Bank as defined in Section 3(a)(6) of the Act.

         (c) [  ] Insurance Company as defined in Section 3(a)(19) of the Act.

         (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940.

         (e) [ ] An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);

         (f) [  ] An employee benefit plan or endowment fund in accordance with
                  Section 240.13d-1(b)(1)ii)(F).

         (g) [  ] A parent holding company or control person, in accordance with
                  Section 240.13d-1(b)(1)(ii)(G);

         (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

         (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

         (j) [  ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Section 240.13d-1(c), check this box. [ ]

ITEM 4   OWNERSHIP:

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issues identified in Item 1.

         Not applicable. The percent of the class owned, as of December 31, 1998, did not exceed five percent.

ITEM 5   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

         The general partner of Brentwood Associates V, L.P. is Brentwood V Ventures, L.P., a Delaware limited partnership ("Brentwood V Ventures"). The general partners of Brentwood V Ventures are David W. Chonette, Roger C. Davisson, G. Bradford Jones, and John L. Walecka, each of whom may be deemed to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Common Stock owned by Brentwood Associates V, L.P.

         The general partner of Brentwood Associates VII, L.P. is Brentwood VII Ventures, L.P., a Delaware limited partnership ("Brentwood VII Ventures"). The general partners of Brentwood VII Ventures are Jeffrey
         D. Brody, David W. Chonette, Ross A. Jaffe, G. Bradford Jones, and John
         L. Walecka, each of whom may be deemed to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Common Stock owned by Brentwood Associates VII, L.P.

         The general partner of Brentwood Affiliates Fund, L.P. is Brentwood VII Ventures, L.P., a Delaware limited partnership ("Brentwood VII Ventures"). The general partners of Brentwood VII Ventures are Jeffrey
         D. Brody, David W. Chonette, Ross A. Jaffe, G. Bradford Jones, and John
         L. Walecka, each of whom may be deemed to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Common Stock owned by Brentwood Affiliates Fund, L.P.

         Information contained in this Schedule 13G/A is provided solely for the purpose of complying with Section 13(d) and Section 13(g) of the Securities Exchange Act of 1934, as amended. Each of the reporting persons disclaims beneficial ownership of the securities described herein for any other purpose.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

         N/A

ITEM 8   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

         If a group has filed this schedule pursuant to Section 240.13d-1(b)(1)(ii)(J), so indicate under Item 3(h) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 13d-1(c), attach an exhibit stating the identify of each member of the group.

ITEM 9   NOTICE OF DISSOLUTION OF GROUP:

         Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

ITEM 10  CERTIFICATION:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE: After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete, and correct.


DATE: February 11, 1999

                                       BRENTWOOD ASSOCIATES V, L.P.
                                       a Delaware limited partnership

                                       By:  Brentwood V Ventures, L.P.
                                            a Delaware limited partnership
                                            Its: General Partner


                                            By: /s/ G. Bradford Jones
                                                --------------------------------
                                                G. Bradford Jones
                                                General Partner

                                       BRENTWOOD V VENTURES, L.P.
                                       a Delaware limited partnership


                                       By: /s/ G. Bradford Jones
                                           -------------------------------------
                                           G. Bradford Jones
                                           General Partner

                                       BRENTWOOD ASSOCIATES VII, L.P.
                                       a Delaware limited partnership

                                       By:  Brentwood VII Ventures, L.P.
                                            a Delaware limited partnership
                                            Its: General Partner


                                            By: /s/ G. Bradford Jones
                                                --------------------------------
                                                G. Bradford Jones
                                                General Partner

                                       BRENTWOOD VII VENTURES, L.P.
                                       a Delaware limited partnership


                                       By: /s/ G. Bradford Jones
                                           -------------------------------------
                                           G. Bradford Jones
                                           General Partner


                                                          *
                                       -----------------------------------------
                                       Jeffrey D. Brody



                                       /s/ G. Bradford Jones
                                       -----------------------------------------
                                       G. Bradford Jones

                                                          *
                                       -----------------------------------------
                                       David W. Chonette


                                                          *
                                       -----------------------------------------
                                       Roger C. Davisson


                                                          *
                                       -----------------------------------------
                                       Ross A. Jaffe


                                                          *
                                       -----------------------------------------
                                       John L. Walecka


                                       /s/ G. Bradford Jones
                                       -----------------------------------------
                                       * By:  G. Bradford Jones,
                                              attorney in fact

                                    EXHIBIT I

                             JOINT FILING AGREEMENT

                  Each of the undersigned hereby agrees that the Schedule 13G/A filed herewith is filed jointly on behalf of each of them pursuant to Rule 13d-1(f)(1) of the Securities Exchange Act of 1934, as amended.

Dated: February 11, 1999


SIGNATURE: After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete, and correct.


DATE:  February 11, 1999


                                        BRENTWOOD ASSOCIATES V, L.P.
                                        a Delaware limited partnership

                                        By:  Brentwood V Ventures, L.P.
                                             a Delaware limited partnership
                                             Its: General Partner


                                             By: /s/ G. Bradford Jones
                                                 -------------------------------
                                                 G. Bradford Jones
                                                 General Partner

                                        BRENTWOOD V VENTURES, L.P.
                                        a Delaware limited partnership


                                        By: /s/ G. Bradford Jones
                                            ------------------------------------
                                            G. Bradford Jones
                                            General Partner

                                        BRENTWOOD ASSOCIATES VII, L.P.
                                        a Delaware limited partnership

                                        By:  Brentwood VII Ventures, L.P.
                                             a Delaware limited partnership
                                             Its: General Partner


                                             By: /s/ G. Bradford Jones
                                                 -------------------------------
                                                 G. Bradford Jones
                                                 General Partner

                                        BRENTWOOD VII VENTURES, L.P.
                                        a Delaware limited partnership


                                        By: /s/ G. Bradford Jones
                                            ------------------------------------
                                            G. Bradford Jones
                                            General Partner


                                                          *
                                       -----------------------------------------
                                       Jeffrey D. Brody


                                                          *
                                       -----------------------------------------
                                       David W. Chonette


                                                          *
                                       -----------------------------------------
                                       Roger C. Davisson


                                                          *
                                       -----------------------------------------
                                       Ross A. Jaffe



                                        /s/ G. Bradford Jones
                                        ----------------------------------------
                                        G. Bradford Jones


                                                          *
                                       -----------------------------------------
                                       John L. Walecka


                                        /s/ G. Bradford Jones
                                        ----------------------------------------
                                        * By: G. Bradford Jones,
                                              attorney in fact



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